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                                                                    Exhibit 23.0



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders of
FSI International, Inc.:

         We consent to incorporation by reference in the registration statements (No.'s 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852,
33-77854, 33-60903, 333-30675, 333-19677, 333-19673, 333-01509, 333-50991,
333-94383 and 333-96275) on Form S-8 of FSI International, Inc. of our reports dated October 9, 2000, relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 26, 2000 and August 28, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended August 26, 2000, which reports appear in the August 26, 2000 annual report on Form 10-K of FSI International, Inc.

KPMG

Minneapolis, Minnesota
November 20, 2000